Exhibit 99.1

GC China Turbine Provides Financial and Operational Update

Reaffirms Fiscal 2010 Revenue and Net Income Guidance

NEW YORK, NY—(Marketwire - 10/12/10) - GC China Turbine Corp. (OTC.BB: GCHT) (the "Company" or "GC China"), a leading Chinese manufacturer of twin blade wind turbines, today announced a shareholder update on financial and operational performance.

Mr. Hou Tie Xin, Chairman of the Board of GC China, said that, "We are pleased to announce that GC China remains on track to meet its financial guidance, as provided in our second quarter conference call, with revenues of $58 million and net income of $8.2 million for the current fiscal year. As of the end of this year, the Company will accomplish the shipments of a total of 100 units of wind turbines to two of our key customers which we anticipate to be grid-connected as well by year end."

For the third quarter ended September 30, 2010, GC China has completed production of 30 units of wind turbines, and with this progress, it expects to report revenues in the range of $16 million to $18 million, with gross margins approximately 25%. It expects to report income of $1.6 to $1.8 million, or about $0.03 per diluted share.

For the nine month period ended September 30, 2010, GC China expects to report revenues of $40 to $41 million, with gross margins of approximately 25%. It expects to report net income for this period of $5 to $5.2 million, or approximately $0.09 per diluted share.

As of September 30, 2010, GC China estimates it had $3.85 million in cash and cash equivalents, and available working capital of $1.03 million. The Company anticipates reporting that it has collected $5.91 million of receivables in the third quarter.

"We are comfortable that our existing working capital is sufficient to support our planned turbine production and shipments through year end, and we expect to announce in the coming weeks that we will receive an additional $7.35 million in receivables from Guodian group, in addition to receivables from other customers that have been previously reported by the Company. We have also obtained a credit of $4.41 million from the China Merchants Bank, and we are coordinating additional working capital access of $8.82 million through another Chinese bank. We look forward to providing further disclosure in the future to our shareholders with respect to these developments," Mr. Hou added.

The financial information presented above for the quarter ended September 30, 2010, are preliminary estimates by Company management. As such they are subject to final revision by Company and have not been reviewed and approved by our independent accounting firm, Deloitte Touche Tohmatsu. Investors should not place undue reliance on such estimates as actual results may differ significantly from such estimates after review by the Company's independent accountants as a result of revenue recognition principles, accounting adjustments and other factors.

About GC China Turbine Corp.
GC China is a leading manufacturer of state-of-the-art 2-bladed wind turbines based in Wuhan City of Hubei Province, China. The Company holds a license to manufacture a groundbreaking technology which meets rigorous requirements for low-cost and high reliability. The technology was developed through a 10 year European research project costing over US$75 million. GC China's launch product is a 1.0 megawatt ("MW") utility scale turbine with designs for a 2.5MW and 3.0MW utility scale turbine in development. For more information visit: www.gcchinaturbine.com

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, completion of definitive agreements with local and provincial governments, wind farms and utility companies, number of wind turbine systems ordered, manufactured, delivered and installed, the Company's future strategic plans, the outlook for the Company's markets and the demand for its products, estimated sales, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Investor Relations
Todd M. Pitcher
Aspire Clean Tech Communications
Hayden Communications, International
Phone: 760-798-4938